Exhibit 99.1

Trinity Capital Inc. Declares Cash Dividend Increase to $0.47 per
Share and Provides Business Update

PHOENIX, March 15, 2023 /PRNewswire/ -- Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity” or the “Company”), a leading provider of diversified financial solutions to growth stage companies, today announced that on March 14, 2023, its Board of Directors declared a cash dividend of $0.47 per share with respect to the quarter ending March 31, 2023. This dividend represents an increase of 2.2% over the regular dividend declared in the prior quarter.

“We are pleased to announce that Trinity’s continued strong performance supports the ninth sequential increase in its regular quarterly dividend,” said Steve Brown, Chairman and Chief Executive Officer of Trinity. “Over the last 15 years, with over $2.4 billion in fundings to growth-stage companies, we’ve built a platform and team that has delivered strong and sustainable results for our shareholders. In light of the recent industry events surrounding Silicon Valley Bank (“SVB”) and Signature Bank (“Signature”), our first priority is continuing to support our portfolio companies, and maintaining capital reserves to achieve that goal is paramount in this unprecedented market. Based on our preliminary review, we are not aware of any portfolio companies experiencing significant financial stress as a result of recent industry events.”

Brown concluded, “At the end of 2022 we had undistributed earnings of approximately $60.4 million, or $1.73 per share. We will continue to evaluate the distributions required in the following quarters of 2023, including any supplemental dividend distributions we believe would be necessary to maintain our tax status as a regulated investment company.”

“We are encouraged by the ongoing dialogue with some of our portfolio companies who have accessed capital and benefitted from the Fed's decision to protect SVB depositors,” said Kyle Brown, President and Chief Investment Officer of Trinity. “Trinity’s portfolio is largely comprised of senior secured loans and is differentiated in the venture debt industry by its equipment financing book, which is comprised completely of first lien loans. As a result of the current volatility in the market, we believe are positioned to benefit from increased deal flow through our platform, including our accretive off-balance-sheet growth initiatives. Our previously announced RIA and JV offer a clear path to value creation and portfolio growth in 2023. As more companies are in need of less-dilutive capital to drive growth, Trinity plans to deliver with ample liquidity and an industry-leading team.”

Trinity does not maintain any accounts or credit facilities with SVB. Management is closely monitoring the situation regarding the SVB receivership as it relates to any of the Company’s borrowers and continues to assess any indirect impact to the Company as a result of the same.

Trinity has a total liquidity position of approximately $173 million, comprised of approximately $162 million of undrawn capacity under its credit facility and $11 million in unrestricted cash and cash equivalents as of December 31, 2022. The Company’s Board of Directors previously approved a stock repurchase program, under which the Company may acquire up to $25 million in the aggregate of Trinity’s outstanding common stock, which the Company’s Board of Directors intends to use judiciously.

The following are key dates for the regular dividend for the quarter ending March 31, 2023:

Summary of First Quarter 2023 Regular Dividend:

Declaration Date	March 14, 2023
Record Date	March 31, 2023
Payment Date	April 14, 2023

The Company's objective is to distribute four quarterly dividends in an amount that approximates 90% to 100% of its taxable quarterly income or potential annual income for a particular year in order to qualify for tax treatment as a regulated investment company under the Internal Revenue Code of 1986. In addition, during any particular year, the Company may pay additional supplemental dividends, so that the Company distributes approximately all its annual taxable income in the year it was earned, or it may spill over the excess taxable income into the coming year for future dividend payments.

Dividends are paid from taxable earnings and may include a return of capital and/or capital gains. The specific tax characteristics of the dividends will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company's periodic reports filed with the Securities and Exchange Commission.

About Trinity Capital Inc.

Trinity Capital Inc. (Nasdaq: TRIN and TRINL), an internally managed business development company, is a leading provider of diversified financial solutions to growth-stage companies with institutional equity investors. Trinity Capital’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments, including term loans and equipment financings and equity-related investments. Trinity Capital believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience and track record in lending to growth stage companies. For more information, please visit the Company’s website at www.trinitycap.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission (“SEC”). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg

Managing Director, Marketing

Trinity Capital, Inc.

ir@trincapinvestment.com